Exhibit 99.1

FARO Announces Third Quarter Financial Results

LAKE MARY, FL, October 28, 2020 - FARO® (Nasdaq: FARO), a global leader of 3D measurement, imaging and realization solutions for the 3D Metrology, AEC (Architecture, Engineering & Construction), and Public Safety Analytics markets, today announced its financial results for the third quarter ended September 30, 2020.
“In the third quarter we saw improving sequential performance as global economies began to reopen and our customers resumed their capital investment plans. Additionally, we continued to progress on our strategic initiatives both organically with positive customer response to our recently announced new products and inorganically with our Digital Twin initiative enabled through the August acquisition of Advanced Technical Solutions (“ATS”),” stated Michael Burger, President and Chief Executive Officer. “While near-term demand remains below the 2019 level, we have gained confidence that our second quarter represents the trough in demand, as we continue to experience increased customer activity levels. As importantly, as evidenced by our third quarter results, we expect the cost reduction actions taken earlier this year will drive strong operating leverage and profit growth as demand returns to normalized levels.”
Third Quarter 2020 Financial Summary
Total sales were $70.7 million for third quarter 2020 representing a 17% sequential quarterly increase when compared to $60.6 million in the second quarter 2020, and a 22% decrease when compared with $90.5 million for third quarter 2019. The sales level fluctuations were primarily a result of the COVID-19 impact on customer demand in our served markets. Similarly, new order bookings of $72.0 million increased 17% sequentially compared to $61.4 million in the second quarter 2020, but were down 24% when compared to $94.9 million for the third quarter 2019.
Gross margin was 51.3% for the third quarter 2020, as compared to 56.1% for the same prior year period. Non-GAAP gross margin was 51.5% for the third quarter 2020 compared to 56.4% for the third quarter 2019. The annual decrease in gross margin was primarily a result of the impact of lower sales resulting from the COVID-19 pandemic.
Operating expense, which includes $0.2 million of non-recurring charges, was $41.2 million for the third quarter 2020, as compared to $56.7 million for the same prior year period. Non-GAAP operating expense was $38.5 million for the third quarter 2020 compared to $51.1 million for the third quarter 2019.
Net loss was $3.0 million, or $0.17 per share, for the third quarter 2020, as compared to a net loss of $6.2 million, or $0.36 per share, for the third quarter 2019. Non-GAAP net loss was $1.3 million, or $0.08 per share, for the third quarter 2020 compared to Non-GAAP net loss of $0.2 million, or $0.01 per share, for the third quarter 2019.
Adjusted EBITDA was $0.8 million, or 1% of Non-GAAP total sales, for the third quarter of 2020 compared to Adjusted EBITDA of $3.8 million, or 4% of Non-GAAP total sales, for the third quarter of 2019.
*A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release. An additional explanation of these measures is included below under the heading “Non-GAAP Financial Measures”.
The Company’s cash and short-term investments decreased $10.3 million to $163.6 million as of the end of the third quarter of 2020, and the Company remained debt-free.
Conference Call
The Company will host a conference call to discuss these results on Thursday, October 29, 2020 at 8:00 a.m. ET. Interested parties can access the conference call by dialing (800) 459-5346 (U.S.) or +1 (203) 518-9544 (International) and using the passcode FARO. A live webcast will be available in the Investor Relations section of FARO’s website at: https://www.faro.com/about-faro/investor-relations/events
A replay webcast will be available in the Investor Relations section of the company's web site approximately two hours after the conclusion of the call and will remain available for approximately 30 calendar days.

About FARO
For 40 years, FARO has provided industry-leading technology solutions that enable customers to quickly and easily measure their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven reliable accuracy, precision and immediacy. For more information, visit http://www.faro.com

Non-GAAP Financial Measures
This press release contains information about our financial results that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, including non-GAAP total sales, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net (loss) income and non-GAAP net (loss) income per share, exclude the GSA sales adjustment (as defined in the tables below), the impact of purchase accounting intangible amortization expense, stock-based compensation, advisory fees incurred related to the GSA Matter (as defined in the tables below), imputed interest expense recorded related to the GSA Matter, executive severance costs, executive sign-on bonuses and relocation costs, Present4D impairment charges, restructuring charges, and other tax adjustments, and are provided to enhance investors’ overall understanding of our historical operations and financial performance.
In addition, we present Adjusted EBITDA, which is calculated as net loss before interest expense, net, income tax benefit and depreciation and amortization, excluding (gain) loss on foreign currency transactions, the GSA sales adjustment, stock-based compensation, advisory fees incurred related to the GSA Matter, executive severance costs, executive sign-on bonuses and relocation costs, Present4D impairment charges, and restructuring costs, as measures of our operating profitability. The most directly comparable GAAP measure to Adjusted EBITDA is net loss.
Management believes that these non-GAAP financial measures provide investors with relevant period-to-period comparisons of our core operations using the same methodology that management employs in its review of the Company’s operating results. These financial measures are not recognized terms under GAAP and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance. These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. The financial statement tables that accompany this press release include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, FARO's strategic and restructuring plans and initiatives, including but not limited to the additional restructuring charges expected to be incurred in connection with FARO's restructuring plan and the timing and amount of cost savings and other benefits expected to be realized from the restructuring plan and go-to-market strategy, FARO's ability to achieve strategic objectives and other benefits expected to be realized from the Company's acquisition of the ATS business, and FARO’s growth and profitability potential. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward- looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward- looking statements include, but are not limited to:

•the Company’s inability to realize the intended benefits of its undertaking to transition to a company that is reorganized around functions to improve the efficiency of its sales organization and to improve operational effectiveness;
•the Company’s inability to successfully execute its new strategic plan and restructuring plan, including but not limited to additional impairment charges and/or higher than expected severance costs and exit costs, and its inability to realize the expected benefits of such plans;
•the Company's inability to realize the intended benefits of the technology, products, operations, contracts and personnel of the ATS business;
•the outcome of the U.S. Government's review of, or investigation into, the GSA Matter; any resulting penalties, damages, or sanctions imposed on the Company and the outcome of any resulting litigation to which the Company may become a party; loss of future government sales; and potential impacts on customer and supplier relationships and the Company's reputation;
•development by others of new or improved products, processes or technologies that make the Company's products less competitive or obsolete;
•the Company's inability to maintain its technological advantage by developing new products and enhancing its existing products;
•declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;
•the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions;
•the impact of fluctuations in foreign exchange rates; and
•other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

Investor Contacts

FARO Technologies, Inc.
Allen Muhich, Chief Financial Officer
+1 407-562-5005
IR@faro.com

Sapphire Investor Relations, LLC
Michael Funari or Erica Mannion
+1 617-542-6180
IR@faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Sales
Product	$48,082	$66,788	$146,866	$209,411
Service	22,654	23,728	63,949	68,213
Total sales	70,736	90,516	210,815	277,624
Cost of Sales
Product	22,413	27,086	66,812	85,542
Service	12,025	12,658	34,936	37,551
Total cost of sales	34,438	39,744	101,748	123,093
Gross Profit	36,298	50,772	109,067	154,531
Operating Expenses
Selling, general and administrative	30,163	45,880	96,523	131,909
Research and development	10,754	10,783	31,355	33,048
Restructuring costs	239	—	14,563	—
Total operating expenses	41,156	56,663	142,441	164,957
Loss from operations	(4,858)	(5,891)	(33,374)	(10,426)
Other (income) expense
Interest expense (income), net	161	(24)	407	72
Other (income) expense, net	(256)	514	334	2,398
Loss before income tax benefit	(4,763)	(6,381)	(34,115)	(12,896)
Income tax benefit	(1,739)	(182)	(7,336)	(444)
Net loss	$(3,024)	$(6,199)	$(26,779)	$(12,452)
Net loss per share - Basic	$(0.17)	$(0.36)	$(1.51)	$(0.72)
Net loss per share - Diluted	$(0.17)	$(0.36)	$(1.51)	$(0.72)
Weighted average shares - Basic	17,797,390	17,367,228	17,757,359	17,352,386
Weighted average shares - Diluted	17,797,390	17,367,228	17,757,359	17,352,386

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	September 30, 2020 (unaudited)	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$163,637	$133,634
Short-term investments	—	24,870
Accounts receivable, net	47,533	76,162
Inventories, net	50,004	58,554
Prepaid expenses and other current assets	23,566	28,996
Total current assets	284,740	322,216
Non-current assets:
Property, plant and equipment, net	22,962	26,954
Operating lease right-of-use asset	15,060	18,418
Goodwill	55,640	49,704
Intangible assets, net	13,475	14,471
Service and sales demonstration inventory, net	33,181	33,349
Deferred income tax assets, net	23,833	18,766
Other long-term assets	2,835	2,964
Total assets	$451,726	$486,842
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,096	$13,718
Accrued liabilities	37,622	38,072
Income taxes payable	211	5,182
Current portion of unearned service revenues	37,523	39,211
Customer deposits	3,912	3,108
Lease liability	5,089	6,674
Total current liabilities	93,453	105,965
Unearned service revenues - less current portion	19,354	20,578
Lease liability - less current portion	11,781	13,698
Deferred income tax liabilities	734	357
Income taxes payable - less current portion	12,058	13,177
Other long-term liabilities	1,016	1,075
Total liabilities	138,396	154,850
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 19,231,375 and 18,988,379 issued, respectively; 17,832,934 and 17,576,618 outstanding, respectively	19	19
Additional paid-in capital	276,779	267,868
Retained earnings	86,100	112,879
Accumulated other comprehensive loss	(18,526)	(17,399)
Common stock in treasury, at cost; 1,398,441 and 1,411,761 shares, respectively	(31,042)	(31,375)
Total shareholders’ equity	313,330	331,992
Total liabilities and shareholders’ equity	$451,726	$486,842

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
(in thousands)	September 30, 2020	September 30, 2019
Cash flows from:
Operating activities:
Net loss	$(26,779)	$(12,452)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,631	14,203
Stock-based compensation	6,428	8,703
Provisions for bad debts, net of recoveries	435	1,000
Loss on disposal of assets	351	552
Provision for excess and obsolete inventory	778	2,431
Deferred income tax benefit	(4,961)	(69)
Impairment charge on equity method investment	—	1,535
Change in operating assets and liabilities:
Decrease (Increase) in:
Accounts receivable	28,132	21,883
Inventories	5,101	(9,471)
Prepaid expenses and other current assets	9,391	640
Increase (Decrease) in:
Accounts payable and accrued liabilities	(10,006)	(6,934)
Income taxes payable	(6,109)	(3,679)
Customer deposits	815	(685)
Unearned service revenues	(3,391)	5,809
Net cash provided by operating activities	10,816	23,466
Investing activities:
Purchases of property and equipment	(2,833)	(5,922)
Proceeds from sale of investments	25,000	33,700
Purchases of investments	—	(33,700)
Proceeds from asset sales	768	—
Payments for intangible assets	(813)	(2,035)
Acquisition of business, net of cash received	(6,036)	—
Loan originated to affiliate	—	(549)
Net cash provided by (used in) investing activities	16,086	(8,506)
Financing activities:
Payments on finance leases	(237)	(273)
Payments of contingent consideration for acquisitions	(733)	(3,101)
Payments for taxes related to net share settlement of equity awards	(2,568)	(1,389)
Proceeds from issuance of stock related to stock option exercises	5,384	2,328
Net cash provided by (used in) financing activities	1,846	(2,435)
Effect of exchange rate changes on cash and cash equivalents	1,255	(2,225)
Increase in cash and cash equivalents	30,003	10,300
Cash and cash equivalents, beginning of period	133,634	108,783
Cash and cash equivalents, end of period	$163,637	$119,083

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands, except per share data)	2020	2019	2020	2019
Total sales, as reported	$70,736	$90,516	$210,815	$277,624
GSA sales adjustment (1)	—	—	608	5,840
Non-GAAP total sales	$70,736	$90,516	$211,423	$283,464

Gross profit, as reported	$36,298	$50,772	$109,067	$154,531
GSA sales adjustment (1)	—	—	608	5,840
Stock-based compensation (2)	127	270	491	770
Non-GAAP adjustments to gross profit	127	270	1,099	6,610
Non-GAAP gross profit	$36,425	$51,042	$110,166	$161,141
Gross margin, as reported	51.3%	56.1%	51.7%	55.7%
Non-GAAP gross margin	51.5%	56.4%	52.1%	56.8%

Operating expenses, as reported	$41,156	$56,663	$142,441	$164,957
Advisory fees for GSA Matter (3)	—	—	—	(1,244)
Stock-based compensation (2)	(1,957)	(3,117)	(5,937)	(7,933)
Restructuring costs (4)	(239)	—	(14,563)	—
Executive severance costs	—	(1,217)	—	(1,217)
Executive sign-on bonuses & relocation costs	—	(270)	—	(845)
Purchase accounting intangible amortization	(493)	(924)	(1,465)	(2,665)
Non-GAAP adjustments to operating expenses	(2,689)	(5,528)	(21,965)	(13,904)
Non-GAAP operating expenses	$38,467	$51,135	$120,476	$151,053

Loss from operations, as reported	$(4,858)	$(5,891)	$(33,374)	$(10,426)
Non-GAAP adjustments to gross profit	127	270	1,099	6,610
Non-GAAP adjustments to operating expenses	2,689	5,528	21,965	13,904
Non-GAAP (loss) income from operations	$(2,042)	$(93)	$(10,310)	$10,088

Other (income) expense, net, as reported	$(95)	$490	$741	$2,470
Interest expense increase due to GSA sales adjustment (1)	(161)	(145)	(559)	(632)
Present4D impairment (5)	—	—	—	(1,535)
Non-GAAP adjustments to other expense, net	(161)	(145)	(559)	(2,167)
Non-GAAP other (income) expense, net	$(256)	$345	$182	$303

Net loss, as reported	$(3,024)	$(6,199)	$(26,779)	$(12,452)
Non-GAAP adjustments to gross profit	127	270	1,099	6,610
Non-GAAP adjustments to operating expenses	2,689	5,528	21,965	13,904
Non-GAAP adjustments to other expense, net	161	145	559	2,167
Income tax effect of non-GAAP adjustments	(1,292)	(1,452)	(4,930)	(4,484)
Other tax adjustments (6)	—	1,555	—	2,419
Non-GAAP net (loss) income	$(1,339)	$(153)	$(8,086)	$8,164

Net loss per share - Diluted, as reported	$(0.17)	$(0.36)	$(1.51)	$(0.72)
GSA sales adjustment (1)	—	0.00	0.03	0.34
Stock-based compensation (2)	0.12	0.19	0.36	0.50
Advisory fees for GSA Matter (3)	—	—	—	0.07
Restructuring costs (4)	0.01	—	0.82	—

Executive severance costs	—	0.07	—	0.07
Executive sign-on bonuses & relocation costs	—	0.02	—	0.05
Purchase accounting intangible amortization	0.03	0.05	0.08	0.15
Interest expense increase due to GSA sales adjustment (1)	0.01	0.01	0.03	0.04
Present4D impairment (5)	—	—	—	0.09
Income tax effect of non-GAAP adjustments	(0.08)	(0.08)	(0.27)	(0.26)
Other tax adjustments (6)	—	0.09	—	0.14
Non-GAAP net (loss) income per share - Diluted	$(0.08)	$(0.01)	$(0.46)	$0.47

(1) Late in the fourth quarter of 2018, during an internal review we preliminarily determined that certain of our pricing practices may have resulted in the U.S. Government being overcharged under our General Services Administration (“GSA”) Federal Supply Schedule contracts (the “Contracts”) (the “GSA Matter”). We retained outside legal counsel and forensic accountants to conduct a comprehensive review of our pricing and other practices under the Contracts (the “Review”). During the nine months ended September 30, 2020 and September 30, 2019, we reduced our total sales by $0.6 million and $5.8 million, respectively, (the “GSA sales adjustment”) and recorded imputed interest expense of $0.6 million and $0.6 million, respectively, related to the GSA Matter.

(2) We exclude stock-based compensation, which is non-cash, from the non-GAAP financial measures because the Company believes that such exclusion provides a better comparison of results of ongoing operations for current and future periods with such results from past periods.

(3) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during the nine months ended September 30, 2019.

(4) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $14.6 million during the first nine months of 2020 primarily consisting of severance and related benefits.

(5) On April 27, 2018, we invested $1.8 million in present4D GmbH (“present4D”), a software solutions provider for professional virtual reality presentations and training environments, in the form of an equity capital contribution. During the second quarter of 2019, we determined it is more likely than not that we will not recover our cost basis in present4D and recorded an impairment charge of $1.5 million, which is included in Other expense, net.

(6) Driven primarily by return-to-provision adjustments identified in the preparation of our 2018 U.S. tax return and changes in our reserve for uncertain tax positions due to a change in our judgment on the recognition of a tax position.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net loss	$(3,024)	$(6,199)	$(26,779)	$(12,452)
Interest expense (income), net	161	(24)	407	72
Income tax benefit	(1,739)	(182)	(7,336)	(444)
Depreciation and amortization	3,352	4,798	10,631	14,120
EBITDA	(1,250)	(1,607)	(23,077)	1,296
(Gain) Loss on foreign currency transactions	(256)	514	334	863
Stock-based compensation	2,084	3,387	6,429	8,703
GSA sales adjustment (1)	—	—	608	5,840
Advisory fees for GSA Matter (2)	—	—	—	1,244
Executive severance costs	—	1,217	—	1,217
Executive sign-on bonuses & relocation costs	—	270	—	845
Present4D impairment (3)	—	—	—	1,535
Restructuring costs (4)	239	—	14,563	—
Adjusted EBITDA	$817	$3,781	$(1,143)	$21,543
Adjusted EBITDA margin (5)	1.2%	4.2%	(0.5)%	7.6%

(1) Late in the fourth quarter of 2018, during an internal review we preliminarily determined that certain of our pricing practices may have resulted in the U.S. Government being overcharged under our General Services Administration (“GSA”) Federal Supply Schedule contracts (the “Contracts”) (the “GSA Matter”). In fourth quarter 2018, we reduced our total sales by an estimated cumulative adjustment of $4.8 million. We also retained outside legal counsel and forensic accountants to conduct a comprehensive review of our pricing and other practices under the Contracts (the “Review”). During the nine months ended September 30, 2020 and September 30, 2019, we reduced our total sales by $0.6 million and $5.8 million, respectively, (the “GSA sales adjustment”) and recorded imputed interest expense of $0.6 million and $0.6 million, respectively, related to the GSA Matter.

(2) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during the nine months ended September 30, 2019.

(3) On April 27, 2018, we invested $1.8 million in present4D GmbH (“present4D”), a software solutions provider for professional virtual reality presentations and training environments, in the form of an equity capital contribution. During the second quarter of 2019, we determined it is more likely than not that we will not recover our cost basis in present4D and recorded an impairment charge of $1.5 million, which is included in Other expense, net.

(4) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $14.6 million during the first nine months of 2020 primarily consisting of severance and related benefits.

(5) Calculated as Adjusted EBITDA as a percentage of Non-GAAP total sales, which adjusts for the GSA sales adjustment.